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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 17, 1994 relating to the financial statements of Excel Industries, Inc., which appears in such Prospectus. We also consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 18, 1993, which appears on page 19 of the 1992 Annual Report to Shareholders of Excel Industries, Inc., which is incorporated by reference in Excel Industries Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992. We also consent to the application of such report to the Financial Statement Schedules for the three years ended December 31, 1992 listed under Item 14(a)(2) of the Excel Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 1992 when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these Financial Statement Schedules. We also consent to the references to us under the heading "Experts" and "Selected Consolidated Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Consolidated Financial Information."

PRICE WATERHOUSE
South Bend, Indiana
February 17, 1994